HORNBLOWER & WEEKS, INC.
November 24, 1998

Mr. Peter Klamka
PTN Media, Inc.
313 North First Street
Ann Arbor, MI 48104

         RE:      Engagement to Represent PTN Media, Inc. (the
                  "Company") as the Placement Agent for Public
                  Offering of $2,000,000.

Dear Mr. Klamka:

This letter sets forth the terms upon which Hornblower & Weeks, Incorporated (the "Placement Agent") will be engaged as the non-exclusive placement agent in connection with the Public Offering of securities by PTN Media, Inc. (the "Company").

1. The Company hereby engages the Placement Agent as its non-exclusive placement agent in connection with the sale by the Company of its securities as set forth in Exhibit B (the "Financing" or the "Offering").

2. We agree to use our best efforts to introduce the offering to investors who may be interested in participating in the Financing. We further agree that the Financing shall be made through the Placement Agent and any additional National Association of Securities Dealers ("NASD") member firm or firms we may invite to participate in the sale of the Financing including firms already engaged.

3. In connection with our activities on your behalf, you will furnish us with all information which we may request and will provide us access to your officers, directors, accountants and counsel. When the terms of the proposed Offering have been structured and agreed upon, a Public Offering prospectus (the "Prospectus") will be prepared with respect to the Company and the Offering by your counsel and at your expense. You acknowledge that in rendering our services hereunder, we will be using and relying on the information contained in the Prospectus. You represent and warrant that the Prospectus will be true, accurate and

--------------------------------------------------------------------------------

                   HORNBLOWER & WEEKS, INC. INVESTMENT BANKING
                110 WALL STREET, 21ST FLOOR, NEW YORK, NY 10005 *
                      TEL: 212-361-2266. FAX: 212-361-2273
                              MEMBER NASD/SIPC/MSRB

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complete in all material respects and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. You will sign additional documentation including indemnification agreements, selling agreements and other documents in forms acceptable to the Placement Agent when required by the Placement Agent. All projections which have been or shall be furnished to us in connection with this Agreement, will represent Company managemen's best judgment of future performance, based upon historical information and reasonable assumptions of management (it being understood that actual results may vary from such projections). We will not make any offer regarding the Offering on the basis of any communications relating to the Company except the Prospectus, the exhibits thereto, and any other information approved by you in writing for use in connection with offers regarding the Offering.

4. For due diligence, placement and other services which will be provided to the Company from time to time over the course of our engagement, we mutually agree that the Placement Agent may invite to participate in a syndicate of selling firms, are entitled to compensation, payable at the first break of escrow and, where applicable each subsequent close or closing, and other consideration mutually understood, as set forth below:

     a. A sales commission (the "Commissio") equal to 10% of the gross proceeds to the Company from the Offering.

     b. It is also agreed that the Company will pay all expenses incurred in connection with the preparation and printing of the Prospectus, and all amendments thereto. The Company will pay all expenses and those of the Placement Agent and its agents relating to travel, legal, accounting and other costs involved with the Financing. The accountable expenses for the Placement Agent shall be exclusive of the legal expenses and Blue Sky counsel fees, which the Company agrees to pay directly. The Company agrees to pay the Blue Sky counsel and filing fees for those jurisdictions designated by the Placement Agent plus states already filed. The Company agrees to pay all reasonable expenses. The expenses described in this paragraph shall be reimbursed by the Company independent of any fees described in paragraph 4B above, and shall be payable upon each close of escrow of the Offering. Such payments shall be invoiced to and may be deducted from the Offering Escrow Account (the "Escrow Account") with an escrow agent suitable to the Placement Agent (the"Escrow Agent"). (See Paragraph 4e below.)

     c. The Company hereby agrees to enter into an escrow agreement with an escrow agent suitable to the Company and the Placement Agent and Company (the "Escrow Agent"), and agrees to abide with the terms of an escrow agreement to be entered into with the Escrow Agent and the Placement Agent. The Company also agrees to enter into such additional certifications and documentation as may be requested from time to time by the Placement Agent or the Escrow Agent.

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     d.   If at any time during the term of this Agreement and for any period of five years following the termination of this Agreement, the Company merges with, acquires assets or any other property, or obtain any other financing from any of the entities, affiliations or persons of the Placement Agent, its employees or former employees, agents, representatives, advisors or consultants introduces to the Company, the Company will pay a finder's fee in cash equal to 5% of the total gross proceedings of such transaction. If required by applicable law, or at election of the Placement Agent, the finde's fee will be deemed to have been earned by and be paid to a placement agent selected exclusively by the Placement Agent.

     e. The Company hereby irrevocably agrees not to circumvent, avoid, bypass or obviate directly or indirectly, the intent of this Agreement, to avoid payment of fees, in any transaction with any corporation, partnership or individual, introduced by the Placement Agent to the Company in connection with any project, and any loans or collateral or fundings, or any other transaction involving any products, transfers or services, or addition, renewal, extension, rollover, amendment, renegotiation, new contracts, parallel contracts, or third party assignments thereof.

5. The Placement Agent is hereby granted an exclusive right of first refusal to act as, underwriter and/or placement agent in connection with any Public Offering or public offering of the Company's securities during the Term of this Agreement. The Company will provide the Placement Agent with notice of any proposed Public Offering or public offering (such notice to include the proposed material terms and conditions thereof, together with copies of any written proposals relating thereto) and the Placement Agent shall have fifteen (15) business days from its receipt of such notice to exercise such right by notice to the Company. Any material change in any such proposal shall constitute a separate and distinct proposal requiring a further notice to the Placement Agent.

6. Neither the Placement Agent nor its affiliates, or their respective officers, directors, employees, agents, attorneys, consultants or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Placement Agent with respect to the services provided by it pursuant or otherwise relating to or arising out of this Agreement.

7. The Company agrees to indemnify and hold harmless the Placement Agent, each other firm participating in this offering, their affiliates, and their respective officers, directors, employees, agents and controlling persons (The Placement Agent and each such other person and entity being an "Indemnified Party" for purposes of this section) from and against any and all losses, claims, damages and liabilities, jointly or severally, to which such Indemnified Party may

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become subject under any applicable federal or state law, or otherwise related to or arising out any transaction contemplated by this Agreement, and the performance by the Placement Agent of the services contemplated by this Agreement, and shall reimburse each Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto provided that the Company shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party and further provide that such Indemnified Party agrees to refund such reimbursed expenses if and to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, than the Company shall contribute to amounts paid or payable by such Indemnified Party in respect of such losses, claims, damages and liabilities in such proportions as approximately reflects the relative benefits received by, in fault of, the Company and such Indemnified Party in connection with the matters as to which such losses, claims, damages and liabilities relate and other equitable considerations, provided however that nothing in this sentence shall be construed as altering or limiting in any way the effect of the provision contained in the immediately preceding sentence.

8. Neither termination nor completion of this financing shall affect the provisions of this Agreement, and the Indemnification provisions which are incorporated herein, which shall remain operative and in full force and effect.

9. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York without regard to the conflicts of laws principles thereof or the actual domiciles of the parties hereto. Any dispute between the Company and the Placement Agent or otherwise related to this Agreement shall be resolved in the courts of New York State in New York City and the Company and its executive officers hereby irrevocably consent to the jurisdiction of the courts of New York City, New York.

10. The Company agrees that, upon each closing of the placement, it will provide the Placement Agent & all investors with appropriate representations and warranties and legal opinions relating to, among other things, its corporate existence, its business, and the accuracy and adequacy of the information provided by the Company to the Placement Agent and the investors in connection with this Offering.

11. The Company agrees to issue all stock certificates, promissory notes and warrants within 10 days of each closing of this offering.

12. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties

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hereto shall be binding upon their respective successors and assigns.

13. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

14. This Agreement contains the entire and complete understanding among the parties concerning its subject matter and all representations, agreements, arrangements and understandings between the parties, whether oral or written, have been fully merged herein and are superseded hereby.

If you are in agreement with the foregoing, please execute and return one copy of this letter to the undersigned. Thank you.

We look forward to working with you.


Very Truly Yours,                                       APPROVED AND AGREED


Hornblower & Weeks Incorporated                         PTN Media, Inc.

/s/ Eric Ellenhorn                                      /s/ Peter Klamka
--------------------                                    --------------------
Eric Ellenhorn                                          Peter Klamka
CEO                                                     Chairman

Attachments:      Exhibit A:        Capital Structure
                  Exhibit B:        Proposed Terms




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                                    EXHIBIT A
                              CAPITAL STRUCTURE FOR
                                 PTN Media, Inc.

                                November 24, 1998


Shares outstanding                                   3,041,680

CURRENT STRUCTURE

Principle Stockholders:
         Peter Klamka                                2,113,674         69.49%
         Chris H. Giordano                           540,340           17.76%
         Michael Giordano                            300,000           2.89%

Miscellaneous/Less than 5%                           87,666            2.89%


Total                                                -------------------------
                                                     3,041,680         100%

AFTER PROPOSED OFFERING

Principle Stockholders                               2,954,014         85.8%
Miscellaneous/Less than 5%                           87,666            2.50%
Float                                                400,000           11.7%

Total                                                -------------------------
                                                     3,441,680         100%




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EXHIBIT B
                                 PTN MEDIA, INC.
                            PROPOSED PUBLIC OFFERING


                                                 November 24, 1998

Amount:                             $2,000,000 (400,000 shares)

Price Per Share:                    $5.00

To Be Paid Form All
Escrows: Attorney's and Financial ConsultanT's fees as well as the other Accountable Expenses.



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